UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2005

MERCURY GENERAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

California	001-12257	95-221-1612
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4484 Wilshire Boulevard

Los Angeles, California 90010

(Address of Principal Executive Offices)

(323) 937-1060

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 425 under the Exchange Act (17 CFR 240.14.a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On April 18, 2005, the Superior Court of California issued a ruling on the Company’s request to vacate a permanent injunction that it had issued in the case of Robert Krumme, On behalf of the General Public vs. Mercury Insurance Company, Mercury Casualty Company and California Automobile Insurance Company. The injunction, issued in May 2003 prevented the Company from (a) selling auto or homeowners insurance through any producer that is not appointed as an agent under Insurance Code, Section 1704, (b) selling auto or homeowners insurance through any producer that charges broker fees and (c) engaging in comparative rate advertising and failing to disclose the possibility that a broker fee may be charged. In its ruling, the Court indicated that the injunction would be modified consistent with the views expressed in its opinion.

Since the original injunction was issued, the Company has disclosed in its comparative rate advertising the possibility that broker fees may be charged. Additionally, the Company has implemented changes in its marketing of insurance and relationship with brokers that it believed would satisfy the concerns outlined by the Court in its original ruling and eliminate the requirement that brokers producing business for the Company be appointed as agents. Furthermore, the Company has appointed many of its brokers as agents so that the number of producers currently writing business as brokers in California has been reduced to approximately 70, producing approximately 19% of the Company’s total countrywide written premiums in 2004. The reduction in the number of brokers has not had a material impact on new business submitted to the Company.

In its April 18 opinion, the Court noted that most of the producer force used by the Company is properly registered with the Department of Insurance as agents of the Company, and stated that the permanent injunction does not apply to those producers who are not charging fees to California consumers. However, the Court also noted that it still has concerns with the Company’s producers who remain in a broker relationship with the Company. While the Court noted the changes made to the Company’s business practices with brokers, it stated that the modifications to date have not been sufficient to vacate the injunction as requested by the Company.

The Court’s ruling identified additional changes the Company must implement before the Court would reconsider vacating the injunction. These include that the Company compensate brokers at the same rate based on volume of sales, that the Company accept applications for insurance from any licensed broker, that the Company remove subjective underwriting requirements from its broker instruction manual and that the Company publish guidelines to be used by its field personnel that specifically identify the standards of broker performance. The Court also stated that some period of review must take place before a complete assessment of the brokers’ relationship with the Company following any changes can be made, and that any further judicial review should be undertaken only after further discussions between the parties to the lawsuit and appropriate evidence reflecting the nature of such broker relationship can be fully assessed.

The Company believes the Court’s ruling requiring the Company to implement the additional changes discussed above goes far beyond the legal distinctions between an agent and a broker. In particular, the Company believes the Court’s ruling requiring the Company to accept business from any licensed broker is unprecedented and lacks legal merit. Accordingly, the Company may ask the Court to reconsider its ruling.

The Company will review and evaluate the modified injunction after it is issued by the Court and determine whether it may comply with the modified injunction, appeal the modified injunction or appoint all of its brokers as agents. The Company cannot estimate, at this time, the potential impact on the Company’s operations if it either complies with the modified injunction or appoints all of its brokers as agents.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 22, 2005	MERCURY GENERAL CORPORATION

	By:	/S/ THEODORE STALICK
	Name:	Theodore Stalick
	Its:	Chief Financial Officer